The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these PLUS until the pricing supplement, the accompanying product supplement and prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these PLUS and we are not soliciting offers to buy these PLUS in any state where the offer or sale is not permitted.
Subject to Completion

May 2025
Preliminary Pricing Supplement
Dated May 12, 2025
Registration Statement No. 333-283969
Filed pursuant to Rule 424(b)(2)
(To Prospectus dated February 26, 2025
and Product Supplement MLN-ES-ETF-1 dated February 26, 2025)

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Exchange-Traded Funds due May 16, 2031
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The PLUS will pay no interest and do not guarantee any return of principal at maturity. At maturity, if the final basket value is greater than the initial basket value, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the basket. However, if the final basket value is less than the initial basket value, investors will lose 1% for every 1% that the final basket value falls below the initial basket value. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Accordingly, the PLUS do not guarantee any return of principal at maturity and you could lose some or all of your investment in the PLUS. The PLUS are for investors who seek a return based on the performance of the basket components and who are willing to risk their principal and forgo current income in exchange for the leverage feature that applies to the positive performance of the basket. The PLUS are senior unsecured debt securities issued by The Toronto-Dominion Bank (“TD” or “we”). The PLUS are notes issued as part of TD’s Senior Debt Securities, Series H. All payments on the PLUS are subject to the credit risk of TD. If TD were to default on its payment obligations, you may not receive any amounts owed to you under the PLUS and you could lose your entire investment in the PLUS. These PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
SUMMARY TERMS
Issuer:	The Toronto-Dominion Bank (“TD”)
Issue:	Senior Debt Securities, Series H
Basket:	Basket component	Bloomberg ticker	Basket component weighting	Initial basket component value*	Multiplier*
	Shares of the Energy Select Sector SPDR® Fund (the “XLE Fund”)	XLE	50.00%	•	•
	Shares of the Utilities Select Sector SPDR® Fund (the “XLU Fund”)	XLU	50.00%	•	•
* The initial basket component values will be the basket component closing value on the pricing date and the initial basket component values and multipliers will be determined on the pricing date.
Aggregate principal amount:	$·
Stated principal amount:	$1,000.00 per PLUS
Issue price:	$1,000.00 per PLUS (see “Commissions and issue price” below)
Minimum investment:	$1,000 (1 PLUS)
Coupon:	None
Pricing date:	May 13, 2025
Original issue date:
May 16, 2025 (3 business days after the pricing date). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade PLUS in the secondary market on any date prior to two business days before delivery of the PLUS will be required, by virtue of the fact that each PLUS initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Valuation date:	May 13, 2031, subject to postponement in the event of a market disruption event as described in the accompanying product supplement
Maturity date:	May 16, 2031, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Payment at maturity per PLUS:
◾         If the final basket value is greater than the initial basket value:
$1,000.00 + leveraged upside payment
◾         If the final basket value is less than or equal to the initial basket value:
$1,000.00 + ($1,000.00 × basket return)
If the final basket value is less than the initial basket value, you will lose 1% for every 1% that the final basket value falls below the initial basket value and you could lose up to your entire investment in the PLUS.

Basket return:	(final basket value − initial basket value) / initial basket value
Leverage factor:	175%
Leveraged upside payment:	$1,000.00 × leverage factor × basket return
Initial basket value:
100.00, which will be equal to the sum of the products (i) of the initial basket component values of each of the basket components, as set forth under “Basket — Initial basket component value” above, and (ii) the applicable multiplier for each of the basket components, each of which will be determined on the pricing date.

Final basket value:	The basket closing value on the valuation date.
Basket closing value:
The basket closing value on any day is the sum of the products of (i) the basket component closing value of each of the basket components and (ii) the applicable multiplier for such basket component on such date.

Basket component closing value:
With respect to each basket component, as determined by the calculation agent and described in the accompanying product supplement under “General Terms of the Notes — Determining the Price of the Reference Asset — Closing Price”, as may be adjusted as described in the accompanying product supplement under “General Terms of the Notes — Delisting, Discontinuance of or Material Change to, or Change in Law Event Affecting, an ETF” and “— Anti-Dilution Adjustments”.

Multiplier:
The multipliers will be set on the pricing date based on each basket component’s respective initial basket component value so that each basket component will represent its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the PLUS. See “Basket — Multiplier” above.

CUSIP/ISIN:	89115HCZ8 / US89115HCZ82
Listing:	The PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation agent:	TD
Agent:
TD Securities (USA) LLC (“TDS”), an affiliate of TD. See “Additional Information About the PLUS —Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any).”

Estimated value on the pricing date:
The estimated value of your PLUS at the time the terms of your PLUS will be set on the pricing date is expected to be between $885.00 and $920.00 per PLUS, as discussed further under “Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page 10 and “Additional Information About the PLUS — Additional information regarding the estimated value of the PLUS” herein. The estimated value is expected to be less than the public offering price of the PLUS.

Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)		Proceeds to Issuer
Per PLUS:	$1,000.00	$20.00(a) $3.30(b) $23.30		$976.70
Total:	$·	$•		$·
(1)
TDS will purchase the PLUS from TD at the price to public less a fee of $23.30 per PLUS. TDS will resell all of the PLUS to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:

(a)	a fixed sales commission of $20.00 per $1,000.00 stated principal amount of PLUS that Morgan Stanley Wealth Management sells and
(b)	a fixed structuring fee of $3.30 per $1,000.00 stated principal amount of PLUS that Morgan Stanley Wealth Management sells, each payable to Morgan Stanley Wealth Management. See “Additional Information About the PLUS — Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)” herein.
The PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 8.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these PLUS or determined that this pricing supplement, the product supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The PLUS are unsecured and are not savings accounts or insured deposits of a bank. The PLUS are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The PLUS will not be listed or displayed on any securities exchange or electronic communications network.
We will deliver the PLUS in book-entry only form through the facilities of The Depository Trust Company on the original issue date against payment in immediately available funds.

Product supplement dated February 26, 2025	Prospectus dated February 26, 2025

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Exchange-Traded Funds due May 16, 2031 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Additional Information About TD and the PLUS
You should read this pricing supplement together with the prospectus dated February 26, 2025, as supplemented by the product supplement MLN-ES-ETF-1 dated February 26, 2025, relating to our Senior Debt Securities, Series H, of which these PLUS are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product supplement; and last, the accompanying prospectus. The PLUS vary from the terms described in the product supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product supplement and in “Risk Factors” in the prospectus, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the PLUS. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
■	Prospectus dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000119312525036639/d931193d424b5.htm
■	Product Supplement MLN-ES-ETF-1 dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006132/ef20044456_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, “TD,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
TD reserves the right to change the terms of, or reject any offer to purchase, the PLUS prior to their issuance. In the event of any changes to the terms of the PLUS, TD will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case TD may reject your offer to purchase.

May 2025	Page 2

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Exchange-Traded Funds due May 16, 2031 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Investment Overview
Performance Leveraged Upside Securities
Principal at Risk Securities
The PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Exchange-Traded Funds due May 16, 2031 can be used:
◾
As an alternative to direct exposure to the basket that enhances returns for a certain range of positive performance of the basket; however, by investing in the PLUS, you will not be entitled to receive any dividends paid with respect to the basket components or any stocks comprising the basket components (the “basket component constituent stocks”), or any interest payments. You should carefully consider whether an investment that does not provide for any dividends or any other distributions or interest payments is appropriate for you.

◾	To enhance returns and potentially outperform the basket in a moderately bullish scenario.
◾	To achieve similar levels of upside exposure to the basket as a hypothetical direct investment, while using fewer dollars by taking advantage of the leverage factor.
◾	The PLUS are exposed on a 1:1 basis to the negative performance of the basket.

Maturity:	Approximately 72 months
Leverage factor:	175% (applicable only if the final basket value is greater than the initial basket value)
Coupon:	None
Minimum payment at maturity:	None. Investors may lose up to their entire investment in the PLUS.
Basket component weighting:	Basket component	Basket component weighting
	XLE Fund	50.00%
	XLU Fund	50.00%
Listing:	The PLUS will not be listed or displayed on any securities exchange or any electronic communications network.

May 2025	Page 3

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Exchange-Traded Funds due May 16, 2031 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Key Investment Rationale
Investors can use the PLUS to leverage returns by 175%. At maturity, investors will receive an amount in cash based upon the basket return. If the final basket value is greater than the initial basket value, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the basket.
However, if the final basket value is less than the initial basket, investors will lose 1% for every 1% that the final basket value falls below the initial basket value. Investors may lose up to their entire investment in the PLUS. All payments on the PLUS are subject to the credit risk of TD. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the PLUS.
Investors will not be entitled to receive any dividends paid with respect to the basket components or the basket component constituent stocks and the PLUS do not pay periodic interest. You should carefully consider whether an investment that does not provide for any dividends, any other distributions or periodic interest is appropriate for you.
Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns on any positive performance of the basket relative to a hypothetical direct investment in the basket.
Upside Scenario	If the final basket value is greater than the initial basket value, at maturity you will receive the stated principal amount of $1,000.00 plus the leveraged upside payment.
Par Scenario	Only if the final basket value is equal to the initial basket value, at maturity you will receive the stated principal amount.
Downside Scenario
If the final basket value is less than the initial basket value, at maturity you will receive less than the stated principal amount and you will lose 1% for every 1% that the final basket value falls below the initial basket value. For example, if the basket return is -40%, each PLUS will redeem for $600.00, or 60% of the stated principal amount. There is no minimum payment at maturity on the PLUS and you could lose up to your entire investment in the PLUS.

May 2025	Page 4

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Exchange-Traded Funds due May 16, 2031 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Investor Suitability
The PLUS may be suitable for you if:
■	You fully understand and are willing to accept the risks of an investment in the PLUS, including the risk that you may lose up to 100% of your investment in the PLUS
■	You can tolerate a loss of some or all of your investment and are willing to make an investment that has the same downside market risk as that of a hypothetical direct investment in the basket
■	You believe that the final basket value will be greater than the initial basket value
■	You can tolerate fluctuations in the market prices of the PLUS prior to maturity that may be similar to or exceed the fluctuations in the value of the basket
■	You do not seek current income from your investment and are willing to forgo any dividends paid on the basket components and the basket component constituent stocks
■	You are willing and able to hold the PLUS to maturity, a term of approximately 72 months, and accept that there may be little or no secondary market for the PLUS
■	You understand and are willing to accept the risks associated with the basket and the basket components
■
You are willing to assume the credit risk of TD for all payments under the PLUS, and you understand that if TD defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The PLUS may not be suitable for you if:
■	You do not fully understand or accept the risks of an investment in the PLUS, including the risk that you may lose up to 100% of your investment
■	You require an investment that provides for at least partial or contingent protection against loss of principal
■	You are not willing to make an investment that has the same downside market risk as that of a hypothetical direct investment in the basket
■	You believe that the final basket value will not be greater than the initial basket value
■	You cannot tolerate fluctuations in the market price of the PLUS prior to maturity that may be similar to or exceed the fluctuations in the value of the basket
■	You seek current income from your investment or prefer to receive any dividends paid on the basket components or the basket component constituent stocks
■	You are unable or unwilling to hold the PLUS to maturity, a term of approximately 72 months, or seek an investment for which there will be an active secondary market
■	You do not understand or are not willing to accept the risks associated with the basket and the basket components
■	You are not willing to assume the credit risk of TD for all payments under the PLUS, including any repayment of principal

May 2025	Page 5

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Exchange-Traded Funds due May 16, 2031 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
How the PLUS Work
Hypothetical Examples
The below examples are based on the following terms and are purely hypothetical (the actual terms of your PLUS will be determined on the pricing date and will be specified in the final pricing supplement):
Investors will not be entitled to receive any dividends or any other distributions paid with respect to the basket components or the basket component constituent stocks or any periodic interest. You should carefully consider whether an investment that does not provide for any dividends or any other distributions or periodic interest is appropriate for you. All payments on the PLUS are subject to our credit risk.

Stated principal amount:	$1,000.00 per PLUS
Leverage factor:	175%
Initial basket value:	100
Minimum payment at maturity:	None. Investors may lose up to their entire investment in the PLUS.
EXAMPLE 1: The value of the basket increases over the term of the PLUS.
Final basket value	104.00
Basket return	(104.00 – 100.00) / 100.00 = 4.00%
Payment at maturity	= $1,000.00 + leveraged upside payment
= $1,000.00 + ($1,000.00 × leverage factor × basket return)
= $1,000.00 + ($1,000.00 × 175% × 4.00%)
= $1,070.00
In Example 1, the final basket value is greater than the initial basket value and the basket return is 4.00%. Accordingly, investors receive the stated principal amount at maturity plus a return equal to 175% times the basket return, resulting in a payment at maturity of $1,070.00 per PLUS (a total return of 7.00%).
EXAMPLE 2: The final basket value is less than the initial basket value.
Final basket value	95.00
Basket return	(95.00 – 100.00) / 100.00 = -5.00%
Payment at maturity	= $1,000.00 + ($1,000.00 × basket return)
= $1,000.00 + ($1,000.00 × -5.00%)
= $1,000.00 - $50.00
= $950.00
In Example 2, the final basket value is less than the initial basket value and the basket return is -5.00%. Because the final basket value is less than the initial basket value, investors are fully exposed to the decline of the final basket value relative to the initial basket value, resulting in a payment at maturity of $950.00 per PLUS (a return on investment of -5.00%).

May 2025	Page 6

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Exchange-Traded Funds due May 16, 2031 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
EXAMPLE 3: The final basket value is less than the initial basket value.
Final basket value	40.00
Basket return	(40.00 – 100.00) / 100.00 = -60.00%
Payment at maturity	= $1,000.00 + ($1,000.00 × basket return)
= $1,000.00 + ($1,000.00 × -60.00%)
= $1,000.00 - $600.00
= $400.00
In Example 3, the final basket value is less than the initial basket value and the basket return is -35.00%. Because the final basket value is less than the initial basket value, investors are fully exposed to the decline of the final basket value relative to the initial basket value, resulting in a payment at maturity of $400.00 per PLUS (a return on investment of -60.00%).
If the final basket value is less than the initial basket value, you will lose 1% for every 1% that the final basket value falls below the initial basket value in and you could lose up to your entire investment in the PLUS.

May 2025	Page 7

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Exchange-Traded Funds due May 16, 2031 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and “Risk Factors” of the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the PLUS.
Risks Relating to Return Characteristics
■
The PLUS do not provide any protection against loss; you may lose up to your entire investment in the PLUS. The PLUS differ from ordinary debt securities in that TD will not necessarily repay the stated principal amount of the PLUS at maturity. You will be exposed on a 1-for-1 basis to any decline of the final basket value relative to the initial basket value. If the final basket value is less than the initial basket value, you will lose 1% of your principal for every 1% that the final basket value falls below the initial basket value. You may lose up to your entire investment in the PLUS.

■
The stated payout from the issuer applies only at maturity. You should be willing to hold your PLUS to maturity. The stated payout, including the benefit of the leverage factor, is available only if you hold your PLUS to maturity. If you are able to sell your PLUS prior to maturity in the secondary market, you may have to sell them at a loss relative to your investment in the PLUS even if the then-current value of the basket is equal to or greater than the initial basket value.

■	You will not receive any interest payments. TD will not pay any interest with respect to the PLUS.
■
The amount payable on the PLUS is not linked to the value of the basket at any time other than the valuation date. The final basket value will be based on the basket component closing values on the valuation date, subject to postponement for non-trading days with respect to any basket component and certain market disruption events. If the values of one or more basket components fall on the valuation date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the value of the basket at any time prior to such drop(s). Although the basket component closing values on the maturity date or at other times during the term of the PLUS may be higher than the basket component closing values on the valuation date, the payment at maturity will be based solely on the basket component closing values on the valuation date.

■
Owning the PLUS is not the same as owning the basket components or the basket component constituent stocks. The return on your PLUS may not reflect the return you would realize if you actually owned the basket components or the basket component constituent stocks. For instance, you will not receive or be entitled to receive any dividend payments paid on the basket components or the basket component constituent stocks, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your PLUS. In addition, as an owner of the PLUS, you will not have voting rights or any other rights that a holder of the basket components or the basket component constituent stocks may have.

Risks Relating to Characteristics of the Basket and the Basket Components
◾
Correlation (or lack of correlation) of the basket components may adversely affect your return on the PLUS. “Correlation” is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the values of the basket components may not correlate with each other. At a time when the value of a basket component increases in value, the value of another basket component may not increase as much, or may even decline in value. Further, high correlation of movements in the values of the basket components could adversely affect your return on the PLUS during periods of negative performance of the basket components. Changes in the correlation of the basket components may adversely affect the market value of, and return on, your PLUS.

◾
An investment in the PLUS involves market risk associated with the basket components. The return on the PLUS, which may be negative, is linked to the performance of the basket and indirectly linked to the value of the basket components and the basket component constituent stocks. The value of the basket can rise or fall sharply due to factors specific to the basket, the basket components, the basket component constituent stocks and their issuers (the “basket component constituent stock issuers”), such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and values, interest rates and economic, political and other conditions. You, as an investor in the PLUS, should make your own investigation into the basket components and the basket component constituent stocks. For additional information

May 2025	Page 8

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Exchange-Traded Funds due May 16, 2031 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
regarding the basket components, please see “Information About the Basket and Basket Components” below and the SEC filings referred to in that section. We urge you to review financial and other information filed periodically regarding each basket component with the SEC.
■
There can be no assurance that the investment view implicit in the PLUS will be successful. It is impossible to predict whether and the extent to which the value of the basket components, and therefore the basket, will rise or fall and there can be no assurance that the final basket value will be greater than the initial basket value. The value of the basket components will be influenced by complex and interrelated political, economic, financial and other factors that affect its basket component constituent stock issuers. You should be willing to accept the risks associated with the relevant markets tracked by the basket components in general and each basket component constituent stock in particular, and the risk of losing some or all of your investment in the PLUS.

■
Changes affecting the target index of a basket component could have an adverse effect on the market value of, and any amount payable on, the PLUS. Each basket component seeks to track the performance of its target index as specified herein under “Information About the Basket and Basket Components” (each, its “target index”). The policies of the sponsor of a target index as specified herein under “Information About the Basket and Basket Components” (each, an “index sponsor”), concerning additions, deletions and substitutions of the constituent stocks of such target index and the manner in which the index sponsor takes account of certain changes affecting those constituent stocks may adversely affect the level of the target index and, therefore, the value of the applicable basket component. The policies of an index sponsor with respect to the calculation of a target index could also adversely affect the value of the applicable basket component. An index sponsor may discontinue or suspend calculation or dissemination of the applicable target index. Any such actions could have an adverse effect on the market value of, and any payment on, the PLUS.

■
There is no affiliation between any index sponsor and TD, and TD is not responsible for any disclosure by such index sponsor. We or our affiliates may currently, or from time to time engage in business with the index sponsors. However, we and our affiliates are not affiliated with any index sponsor and have no ability to control or predict its actions. You, as an investor in the PLUS, should conduct your own independent investigation of each index sponsor. The index sponsors are not involved in the PLUS offered hereby in any way and have no obligation of any sort with respect to your PLUS. The index sponsors have no obligation to take your interests into consideration for any reason, including when taking any actions that might affect the market value of, and any payment on, your PLUS.

■
TD cannot control actions by the sponsor of any basket component and such sponsor has no obligation to consider your interests. The sponsor of each basket component as specified under “Information About the Basket and Basket Components” herein (each, a “sponsor”) may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of such sponsor concerning the calculation of the net asset value (“NAV”) per share of a basket component, additions, deletions or substitutions of securities in its target index and the manner in which changes affecting such target index are reflected in the applicable basket component that could affect the market price of such basket component, and therefore, the amount payable on the PLUS. The amount payable on the PLUS and their market value could also be affected if a sponsor changes these policies, for example, by changing the manner in which it calculates the NAV per share of the applicable basket component, or if a sponsor discontinues or suspends publication of the NAV per share of the applicable basket component, in which case it may become difficult to determine the market value of your PLUS. If events such as these occur, the calculation agent may be required to make discretionary judgments that affect the return you receive on the PLUS.

■
The price of a basket component may not completely track its NAV. The net asset value (“NAV”) of an ETF, including each basket component, may fluctuate with changes in the market value of its basket component constituent stocks. The market values of an ETF may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchange(s). Furthermore, the basket component constituent stocks may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of the applicable basket component and may adversely affect the liquidity and prices of such basket component, perhaps significantly. For any of these reasons, the market value of a basket component may differ from its NAV per share and may trade at, above or below its NAV per share.

■
The performance of each basket component may not correlate with that of its target index. The performance of each basket component may not exactly replicate the performance of its target index because each basket component will reflect transaction costs and fees that are not included in the calculation of its target index. It is also possible that a basket component may not fully replicate or may in certain circumstances diverge significantly from the performance of its target index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such basket component, differences in trading hours between the basket component and its target index or due to other circumstances.

May 2025	Page 9

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Exchange-Traded Funds due May 16, 2031 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
■
There are liquidity and management risks associated with ETFs and each of the basket components utilizes a passive indexing investment approach. Although shares of each basket component are listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for such shares or that there will be liquidity in that trading market. Each basket component is subject to management risk, which is the risk that its sponsor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Additionally, none of the basket components are managed according to traditional methods of “active” investment management, which involves the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, utilizing a “passive” or indexing investment approach, a basket component attempts to approximate the investment performance of its target index by investing in basket component constituent stocks that generally replicate its target index. Therefore, unless a specific stock is removed from its target index, a basket component generally would not sell a stock because that stock’s issuer was in financial trouble.

■
The PLUS are subject to risks associated with the energy sector. The PLUS are subject to risks associated with the energy sector because the Energy Select Sector SPDR® Fund is comprised of the stocks of companies in the energy sector. All or substantially all of the underlying constituents of the Energy Select Sector SPDR® Fund are issued by companies whose primary lines of business are directly associated with the energy sector, and its assets will be concentrated in the energy sector, which means that it will be more affected by the performance of the energy sector than a fund that is more diversified. Energy companies typically develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Securities prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events, exchange rates and economic conditions will likewise affect the performance of these companies. Correspondingly, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for energy companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, could adversely impact the performance of energy sector companies. Oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions. These companies may also be at risk for environmental damage claims.

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The PLUS are subject to risks associated with the utilities sector. All or substantially all of the underlying constituents held by the Utilities Select Sector SPDR® Fund are issued by companies whose primary business is directly associated with the utilities sector. The assets of the Utilities Select Sector SPDR® Fund will be concentrated in the utilities sector, which means that it will be more affected by the performance of the utilities sector than a fund that is more diversified. Utility companies are affected by supply and demand, operating costs, government regulation, environmental factors, liabilities for environmental damage and general civil liabilities, and rate caps or rate changes. Although rate changes of a regulated utility usually fluctuate in approximate correlation with financing costs, due to political and regulatory factors rate changes ordinarily occur only following a delay after the changes in financing costs. This factor will tend to favorably affect a regulated utility company’s earnings and dividends in times of decreasing costs, but conversely, will tend to adversely affect earnings and dividends when costs are rising. The value of regulated utility equity securities may tend to have an inverse relationship to the movement of interest rates. Certain utility companies have experienced full or partial deregulation in recent years. These utility companies are frequently more similar to industrial companies in that they are subject to greater competition and have been permitted by regulators to diversify outside of their original geographic regions and their traditional lines of business. These opportunities may permit certain utility companies to earn more than their traditional regulated rates of return. Some companies, however, may be forced to defend their core business and may be less profitable. In addition, natural disasters, terrorist attacks, government intervention or other factors may render a utility company’s equipment unusable or obsolete and negatively impact profitability.

Risks Relating to Estimated Value and Liquidity
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The estimated value of your PLUS is expected to be less than the public offering price of your PLUS. The estimated value of your PLUS on the pricing date is expected to be less than the public offering price of your PLUS. The difference between the public offering price of your PLUS and the estimated value of the PLUS reflects costs and expected profits associated with selling and structuring the PLUS, as well as hedging our obligations under the PLUS. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.

May 2025	Page 10

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Exchange-Traded Funds due May 16, 2031 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
◾
The estimated value of your PLUS is based on our internal funding rate. The estimated value of your PLUS on the pricing date is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the PLUS generally represents a discount from the credit spreads for our conventional, fixed-rate debt PLUS and the borrowing rate we would pay for our conventional, fixed-rate debt PLUS. This discount is based on, among other things, our view of the funding value of the PLUS as well as the higher issuance, operational and ongoing liability management costs of the PLUS in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt PLUS, or the borrowing rate we would pay for our conventional, fixed-rate debt PLUS were to be used, we would expect the economic terms of the PLUS to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the PLUS is expected to increase the estimated value of the PLUS at any time.

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The estimated value of the PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your PLUS on the pricing date is based on our internal pricing models when the terms of the PLUS are set, which take into account a number of variables, such as our internal funding rate on the pricing date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the PLUS may not be consistent with those of other financial institutions that may be purchasers or sellers of PLUS in the secondary market. As a result, the secondary market price of your PLUS may be materially less than the estimated value of the PLUS determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

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The estimated value of your PLUS is not a prediction of the prices at which you may sell your PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be less than the public offering price of your PLUS and may be less than the estimated value of your PLUS. The estimated value of the PLUS is not a prediction of the prices at which the agent, other affiliates of ours or third parties may be willing to purchase the PLUS from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your PLUS in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the PLUS. Further, as secondary market prices of your PLUS take into account the levels at which our debt PLUS trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the PLUS, as well as hedging our obligations under the PLUS, secondary market prices of your PLUS will likely be less than the public offering price of your PLUS. As a result, the price at which the agent, other affiliates of ours or third parties may be willing to purchase the PLUS from you in secondary market transactions, if any, will likely be less than the price you paid for your PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

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The temporary price at which the agent may initially buy the PLUS in the secondary market may not be indicative of future prices of your PLUS. Assuming that all relevant factors remain constant after the pricing date, the price at which the agent may initially buy or sell the PLUS in the secondary market (if the agent makes a market in the PLUS, which it is not obligated to do) may exceed the estimated value of the PLUS on the pricing date, as well as the secondary market value of the PLUS, for a temporary period after the original issue date of the PLUS, as discussed further under “Additional Information About the PLUS — Additional information regarding the estimated value of the PLUS”. The price at which the agent may initially buy or sell the PLUS in the secondary market may not be indicative of future prices of your PLUS.

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The underwriting discount, offering expenses and certain hedging costs are likely to adversely affect secondary market prices. Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the PLUS will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the PLUS. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.

May 2025	Page 11

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Exchange-Traded Funds due May 16, 2031 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
◾
There may not be an active trading market for the PLUS — sales in the secondary market may result in significant losses. There may be little or no secondary market for the PLUS. The PLUS will not be listed or displayed on any PLUS exchange or electronic communications network. The agent or another one of our affiliates may make a market for the PLUS; however, it is not required to do so and may stop any market-making activities at any time. Even if a secondary market for the PLUS develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your PLUS in any secondary market could be substantial. If you sell your PLUS before the maturity date, you may have to do so at a substantial discount from the public offering price irrespective of the value of the basket components, and as a result, you may suffer substantial losses.

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If the value of a basket component changes, the market value of your PLUS may not change in the same manner. Your PLUS may trade quite differently from the performance of the basket components. Changes in the value of a basket component may not result in a comparable change in the market value of your PLUS. Even if the closing value of a basket component increases to greater than the initial index value during the term of the PLUS, the market value of your PLUS may not increase by the same amount and could decline.

Risks Relating to General Credit Characteristics
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Investors are subject to TD’s credit risk, and TD’s credit ratings and credit spreads may adversely affect the market value of the PLUS. Although the return on the PLUS will be based on the performance of the basket components, the payment of any amount due on the PLUS is subject to TD’s credit risk. The PLUS are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the PLUS and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the PLUS. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the PLUS.

Risks Relating to Hedging Activities and Conflicts of Interest
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There are potential conflicts of interest between you and the calculation agent. The calculation agent will, among other things, determine the amount payable on the PLUS. We will serve as the calculation agent and may appoint a different calculation agent after the original issue date without notice to you. The calculation agent will exercise its judgment when performing its functions and may have a conflict of interest if it needs to make certain decisions. For example, the calculation agent may have to determine whether a market disruption event affecting a basket component has occurred, and make certain adjustments if certain events occur, which may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the calculation agent may affect the return on the PLUS, the calculation agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the calculation agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product supplement.

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The calculation agent can make antidilution and other adjustments that may adversely affect the market value of, and any amounts payable on, the PLUS. For antidilution and certain other events affecting a basket component, the calculation agent may make adjustments to its initial basket component value or basket component closing value, as applicable, and any other term of the PLUS. However, the calculation agent will not make an adjustment in response to every corporate event that could affect a basket component. If an event occurs that does not require the calculation agent to make an adjustment, the market value of, and return on, the PLUS may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or this document as necessary to achieve an equitable result. Furthermore, in certain situations, such as when a basket component undergoes a reorganization event or a basket component is delisted, such basket component may be replaced by distribution property or a substitute equity security, as discussed more fully in the product supplement under “General Terms of the Notes — Delisting, Discontinuance of or Material Change to, or Change in Law Event Affecting, an ETF” and “— Anti-Dilution Adjustments”. The occurrence of any such events and the consequent adjustments may materially and adversely affect the market value of, and return on, the PLUS. For more information, see the sections as described under ““General Terms of the Notes — Delisting, Discontinuance of or Material Change to, or Change in Law Event Affecting, an ETF” and “— Anti-Dilution Adjustments” in the accompanying product supplement.

May 2025	Page 12

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Exchange-Traded Funds due May 16, 2031 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
◾
The valuation date, and therefore the maturity date, are subject to market disruption events and postponements. The valuation date, and therefore the maturity date, are subject to postponement as described in the product supplement due to the occurrence of one or more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product supplement.

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Trading and business activities by TD or its affiliates may adversely affect the market value of, and return on, the PLUS. We, the agent and/or our other affiliates may hedge our obligations under the PLUS by purchasing the basket components, securities, futures, options or other derivative instruments with returns linked or related to changes in the value of a basket component or one or more basket component constituent stocks, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the PLUS declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the basket components or one or more basket component constituent stocks.

These trading activities may present a conflict between the holders’ interest in the PLUS and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the PLUS.
We, the agent and/or our other affiliates may, at present or in the future, engage in business with one or more sponsors or basket component constituent stock issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the agent’s and/or our other affiliates’ obligations, and your interests as a holder of the PLUS. Moreover, we, the agent and/or our other affiliates may have published, and in the future expect to publish, research reports with respect to the basket components or one or more basket component constituent stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the PLUS. Any of these activities by us and/or our other affiliates may affect the value of the basket components and, therefore, the basket and the market value of, and return on, the PLUS.
Risks Relating to Canadian and U.S. Federal Income Taxation
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Significant aspects of the tax treatment of the PLUS are uncertain. Significant aspects of the U.S. tax treatment of the PLUS are uncertain. You should read carefully the section entitled “Material U.S. federal income tax consequences” herein and in the product supplement. You should consult your tax advisor as to the tax consequences of your investment in the PLUS.

For a discussion of the Canadian federal income tax consequences of investing in the PLUS, please see the discussion in the prospectus under “Tax Consequences – Canadian Taxation” and in the product supplement under “Supplemental Discussion of Canadian Tax Consequences” and the further discussion herein under “Additional Information About the PLUS”. If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the PLUS in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the PLUS and receiving the payment that might be due under the PLUS.

May 2025	Page 13

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Exchange-Traded Funds due May 16, 2031 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Information About the Basket and Basket Components
All disclosures contained in this document regarding the basket components are derived from publicly available information. TD has not conducted any independent review or due diligence of any publicly available information with respect to the basket components. You should make your own investigation into the basket components.
We obtained the historical performance information below from Bloomberg Professional® service (“Bloomberg”), without independent verification. TD has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The hypothetical historical performance of the basket and historical performance of the basket components should not be taken as an indication of their future performance, and no assurance can be given as to the basket component closing value of any basket component or the basket closing value at any time, including the valuation date.
The Basket
Because the basket is a newly created basket and its value will begin to be calculated only on the pricing date, there is no actual historical information about the historical basket performance as of the date of this document. Therefore, the hypothetical historical basket performance below is calculated based on publicly available information for each basket component as reported by Bloomberg without independent verification. The hypothetical historical basket performance has fluctuated in the past and may, in the future, experience significant fluctuations. Any hypothetical historical upward or downward trend in hypothetical historical basket performance during any period shown below is not an indication that the basket is more or less likely to increase or decrease at any time during the term of the PLUS.
The graph below illustrates the hypothetical performance of the basket from January 1, 2020 through May 8, 2025, based on the daily basket component closing values.

Basket Closing Values

May 2025	Page 14

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Exchange-Traded Funds due May 16, 2031 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Energy Select Sector SPDR® Fund
We have derived all information contained herein regarding the Energy Select Sector SPDR® Fund (the “XLE Fund”) and the target index, as defined below, from publicly available information. Such information reflects the policies of, and is subject to changes by, the XLE Fund’s investment adviser, SSGA Funds Management, Inc. (“SSGA” or the “sponsor”) and the index sponsor of the target index, as defined below.
The XLE Fund is one of the separate investment portfolios that constitute The Select Sector SPDR® Trust (“Select Sector SPDR”). The XLE Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Energy Select Sector Index (the “target index”). The target index seeks to measure the performance of the energy segment of the U.S. equity market and includes companies that have been identified as energy companies on the basis of general industry classification from a universe of companies defined by the S&P 500® Index, including securities of companies from the following industries: oil, gas and consumable fuels; and energy equipment and services. The target index is calculated, maintained and published by, S&P Dow Jones Indices LLC (the “index sponsor”). The index sponsor is under no obligation to continue to publish, and may discontinue or suspend the publication of, the target index at any time.
Select information regarding the XLE Fund’s expense ratio and its top constituents, country, industry and/or sector weightings may be made available on the XLE Fund’s website. Expenses of the XLE Fund reduce the net asset value of the assets held by the XLE Fund and, therefore, reduce the value of the shares of the XLE Fund.
In seeking to track the performance of the target index, the XLE Fund employs a replication strategy, which means that the XLE Fund typically invests in substantially all of the securities represented in the target index in approximately the same proportions as the target index. Under normal market conditions, the XLE Fund generally invests substantially all, but at least 95%, of its total assets in the securities comprising the target index. In addition, the XLE Fund may invest in cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSGA).
Information from outside sources including, but not limited to the prospectus related to the XLE Fund and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the XLE Fund or the target index.
Information filed by Select Sector SPDR with the SEC, including the prospectus for the XLE Fund, can be found by reference to its SEC file numbers: 333-57791 and 811-08837 or its CIK Code: 0001064641.
Information as of market close on May 8, 2025:
Bloomberg Ticker Symbol:	XLE UP <Equity>	52 Week High (on November 22, 2024):	$97.27
Current Basket Component Closing Value:	$81.61	52 Week Low (on April 8, 2025):	$76.44
52 Weeks Ago (on May 8, 2024):	$93.10

May 2025	Page 15

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Exchange-Traded Funds due May 16, 2031 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Historical Information of the Energy Select Sector SPDR® Fund
The table below sets forth the published high and low basket component closing values, as well as the end-of-quarter basket component closing values, of the XLE Fund for the specified period. The graph below sets forth the basket component closing values of the XLE Fund for each day from January 1, 2020 through May 8, 2025.
Energy Select Sector SPDR® Fund	High	Low	Period End
2020
First Quarter	$60.87	$23.57	$29.06
Second Quarter	$46.86	$27.62	$37.85
Third Quarter	$38.58	$29.95	$29.95
Fourth Quarter	$41.60	$27.71	$37.90
2021
First Quarter	$53.57	$37.96	$49.06
Second Quarter	$56.19	$47.07	$53.87
Third Quarter	$54.81	$45.79	$52.09
Fourth Quarter	$59.14	$53.01	$55.50
2022
First Quarter	$78.75	$57.22	$76.44
Second Quarter	$92.28	$70.66	$71.51
Third Quarter	$84.09	$67.49	$72.02
Fourth Quarter	$94.08	$76.09	$87.47
2023
First Quarter	$93.11	$76.97	$82.83
Second Quarter	$87.23	$76.59	$81.17
Third Quarter	$93.36	$79.09	$90.39
Fourth Quarter	$91.96	$81.20	$83.84
2024
First Quarter	$94.41	$79.91	$94.41
Second Quarter	$98.08	$88.04	$91.15
Third Quarter	$93.39	$84.35	$87.80
Fourth Quarter	$97.27	$83.32	$85.66
2025
First Quarter	$93.96	$85.70	$93.45
Second Quarter (through May 8, 2025)	$94.13	$76.44	$81.61

May 2025	Page 16

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Exchange-Traded Funds due May 16, 2031 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
The Energy Select Sector SPDR® Fund – Daily Basket Component Closing Values January 1, 2020 to May 8, 2025

May 2025	Page 17

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Exchange-Traded Funds due May 16, 2031 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Utilities Select Sector SPDR® Fund
We have derived all information contained herein regarding The Utilities Select Sector SPDR® Fund (the “XLU Fund”) and the target index, as defined below, from publicly available information. Such information reflects the policies of, and is subject to changes by, the XLU Fund’s investment adviser, SSGA Funds Management, Inc. (“SSGA” or the “sponsor”) and the index sponsor of the target index, as defined below.
The XLU Fund is one of the separate investment portfolios that constitute The Select Sector SPDR® Trust (“Select Sector SPDR”). The XLU Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Utilities Select Sector Index (the “target index”). The target index seeks to measure the performance of the utilities segment of the U.S. equity market and includes companies that have been identified as utilities companies on the basis of general industry classification from a universe of companies defined by the S&P 500® Index, including securities of companies from the following industries: electric utilities; water utilities; multi-utilities; independent power and renewable electricity producers; and gas utilities. The target index is calculated, maintained and published by, S&P Dow Jones Indices LLC (the “index sponsor”). The index sponsor is under no obligation to continue to publish, and may discontinue or suspend the publication of, the target index at any time.
Select information regarding the XLU Fund’s expense ratio and its top constituents, country, industry and/or sector weightings may be made available on the XLU Fund’s website. Expenses of the XLU Fund reduce the net asset value of the assets held by the XLU Fund and, therefore, reduce the value of the shares of the XLU Fund.
In seeking to track the performance of the target index, the XLU Fund employs a replication strategy, which means that the XLU Fund typically invests in substantially all of the securities represented in the target index in approximately the same proportions as the target index. Under normal market conditions, the XLU Fund generally invests substantially all, but at least 95%, of its total assets in the securities comprising the target index. In addition, the XLU Fund may invest in cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSGA).
Shares of the XLU Fund are listed on the NYSE Arca under the ticker symbol “XLU”.
Information from outside sources including, but not limited to the prospectus related to the XLU Fund and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the XLU Fund or the target index.
Information filed by Select Sector SPDR with the SEC, including the prospectus for the XLU Fund, can be found by reference to its SEC file numbers: 333-57791 and 811-08837 or its CIK Code: 0001064641.
Information as of market close on May 8, 2025:
Bloomberg Ticker Symbol:	XLU UP <Equity>	52 Week High (on November 29, 2024):	$82.93
Current Basket Component Closing Value:	$80.10	52 Week Low (on July 1, 2024):	$67.67
52 Weeks Ago (on May 8, 2024):	$70.27

May 2025	Page 18

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Exchange-Traded Funds due May 16, 2031 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Historical Information of the Utilities Select Sector SPDR® Fund
The table below sets forth the published high and low basket component closing values, as well as the end-of-quarter basket component closing values, of the XLU Fund for the specified period. The graph below sets forth the basket component closing values of the XLU Fund for each day from January 1, 2020 through May 8, 2025.
Utilities Select Sector SPDR® Fund	High	Low	Period End
2020
First Quarter	$70.98	$44.93	$55.41
Second Quarter	$62.83	$51.79	$56.43
Third Quarter	$61.49	$56.70	$59.38
Fourth Quarter	$66.76	$59.98	$62.70
2021
First Quarter	$64.15	$58.36	$64.04
Second Quarter	$67.72	$63.23	$63.23
Third Quarter	$70.07	$63.56	$63.88
Fourth Quarter	$71.58	$63.88	$71.58
2022
First Quarter	$74.54	$65.03	$74.46
Second Quarter	$76.96	$64.87	$70.13
Third Quarter	$78.12	$65.51	$65.51
Fourth Quarter	$72.67	$61.52	$70.50
2023
First Quarter	$72.08	$63.70	$67.69
Second Quarter	$69.97	$64.34	$65.44
Third Quarter	$68.46	$58.83	$58.93
Fourth Quarter	$65.96	$56.19	$63.33
2024
First Quarter	$65.65	$59.95	$65.65
Second Quarter	$72.87	$62.77	$68.14
Third Quarter	$80.78	$67.67	$80.78
Fourth Quarter	$82.93	$74.89	$75.69
2025
First Quarter	$80.27	$74.70	$78.85
Second Quarter (through May 8, 2025)	$80.75	$73.09	$80.10

May 2025	Page 19

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Exchange-Traded Funds due May 16, 2031 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
The Utilities Select Sector SPDR® Fund – Daily Basket Component Closing Values January 1, 2020 to May 8, 2025

This document relates only to the PLUS offered hereby and does not relate to the basket components or other securities linked to the basket components. We have derived all disclosures contained in this document regarding the basket components from the publicly available documents described in the preceding paragraphs. In connection with the offering of the PLUS, none of us or any of our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the basket components. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the basket components is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the basket components (and therefore the price of the basket components at the time we price the PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the basket components could affect the value received with respect to the PLUS and therefore the value of the PLUS.
Neither TD nor any of its affiliates makes any representation to you as to the performance of the basket components.

May 2025	Page 20

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Exchange-Traded Funds due May 16, 2031 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Additional Information About the PLUS
Please read this information in conjunction with the summary terms on the front cover of this document.
Additional Provisions:
Trustee:	The Bank of New York
Calculation agent:	TD
Trading day:	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Trading Day”.
Business day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
Canadian bail-in:	The PLUS are not bail-inable debt securities under the CDIC Act.
Change in law event:	Not applicable, notwithstanding anything to the contrary in the product supplement
Terms incorporated:
All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this document, and for purposes of the foregoing, the terms used herein mean the corresponding terms as defined in the accompanying product supplement, as specified below:

	Term used herein	Corresponding term in the accompanying product supplement
	basket component constituent stocks	reference asset constituents
	stated principal amount	principal amount
	original issue date	issue date
	valuation date	final valuation date
	basket component closing value	closing price
	initial basket value	initial price
	final basket value	final price
	basket return	percentage change
Additional information regarding estimated value of the PLUS:
The final terms for the PLUS will be determined on the date the PLUS are initially priced for sale to the public, which we refer to as the pricing date, based on prevailing market conditions, and will be communicated to investors in the final pricing supplement.
The economic terms of the PLUS are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the PLUS, estimated costs which we may incur in connection with the PLUS and the estimated cost which we may incur in hedging our obligations under the PLUS. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt PLUS trade in the secondary market, the use of an internal funding rate for the PLUS rather than the levels at which our benchmark debt PLUS trade in the secondary market is expected to have an adverse effect on the economic terms of the PLUS.
On the cover page of this pricing supplement, we have provided the estimated value range for the PLUS. The estimated value range was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the PLUS and our internal funding rate. For more information about the estimated value, see “Risk Factors — Risks Relating to Estimated Value and Liquidity” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt PLUS trade in the secondary market, the use of an internal funding rate for the PLUS rather than the levels at which our benchmark debt PLUS trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the PLUS. For more information see the discussion under “Risk Factors — Risks Relating to Estimated Value and Liquidity — The estimated value of your PLUS is based on our internal funding rate”.

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Our estimated value on the pricing date is not a prediction of the price at which the PLUS may trade in the secondary market, nor will it be the price at which the agent may buy or sell the PLUS in the secondary market. Subject to normal market and funding conditions, the agent or another affiliate of ours intends to offer to purchase the PLUS in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the pricing date, the price at which the agent may initially buy or sell the PLUS in the secondary market, if any, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 6 weeks after the original issue date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the PLUS and other costs in connection with the PLUS which we will no longer expect to incur over the term of the PLUS. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the PLUS and any agreement we may have with the distributors of the PLUS. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the PLUS based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Risk Factors” in this pricing supplement for additional information.

Material Canadian income tax consequences:
Please see the discussion in the prospectus under “Tax Consequences – Canadian Taxation” and in the product supplement under “Supplemental Discussion of Canadian Tax Consequences”, which applies to the PLUS. We will not pay any additional amounts as a result of any withholding required by reason of the rules governing hybrid mismatch arrangements contained in section 18.4 of the Canadian Tax Act (as defined in the prospectus).

Material U.S. federal income tax consequences:
The U.S. federal income tax consequences of your investment in the PLUS are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the PLUS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the PLUS, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the PLUS, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your PLUS as prepaid derivative contracts with respect to the basket. If your PLUS are so treated, you should generally recognize long-term capital gain or loss if you hold your PLUS for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your PLUS, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your PLUS. The deductibility of capital losses is subject to limitations.
Section 1260. Because each basket component would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the PLUS could be treated as a constructive ownership transaction under Section 1260 of the Code. If the PLUS were treated as a constructive ownership transaction, certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any gain that you recognize upon the taxable disposition of your PLUS could be recharacterized as ordinary income and you could be subject to an interest charge on any deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the PLUS as a constructive ownership transaction under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.

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Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your PLUS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the PLUS, it is possible that your PLUS could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the PLUS could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement.
Except to the extent otherwise required by law, TD intends to treat your PLUS for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the PLUS. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the PLUS should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the PLUS, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their PLUS if they do not hold their PLUS in an account maintained by a financial institution and the aggregate value of their PLUS and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its PLUS and fails to do so.
Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your PLUS or to generally applicable information reporting and backup withholding requirements with respect to payments on your PLUS if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a PLUS generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether the issuer of any basket component would be treated as a “United States real property holding corporation”

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PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Exchange-Traded Funds due May 16, 2031 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

(“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the PLUS should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the PLUS were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a PLUS upon a taxable disposition of the PLUS to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the PLUS as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.
Based on our determination that the PLUS are not “delta-one” with respect to the basket or any basket component, our special U.S. tax counsel is of the opinion that the PLUS should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the PLUS are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your PLUS could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the basket, a basket component or your PLUS, and following such occurrence your PLUS could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the PLUS under these rules. If you enter, or have entered, into other transactions in respect of the basket, a basket component or the PLUS should consult your tax advisor regarding the application of Section 871(m) of the Code to your PLUS in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the PLUS, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the PLUS.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits and income, and the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain

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 “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their PLUS through a foreign entity) under the FATCA rules.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the PLUS will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. The PLUS may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the PLUS at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the PLUS at death.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of PLUS purchased after the bill was enacted to accrue interest income over the term of the PLUS despite the fact that there will be no interest payments over the term of the PLUS.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the PLUS to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your PLUS. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your PLUS.
Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the PLUS arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD).

Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any):
We have appointed TDS, an affiliate of TD, as the agent for the sale of the PLUS. Pursuant to the terms of a distribution agreement, TDS will purchase the PLUS from TD at the price to public less a fee of $30.00 per PLUS. TDS will resell all of the PLUS to Morgan Stanley Wealth Management with an underwriting discount of $23.30 reflecting a fixed sales commission of $20.00 and fixed structuring fee of $3.30 per $1,000.00 stated principal amount of PLUS that Morgan Stanley Wealth Management sells. TD or an affiliate will also pay a fee to LFT Securities, LLC, an entity in which TD and an affiliate of Morgan Stanley Wealth Management have an ownership interest, for providing certain electronic platform services with respect to this offering.

Conflicts of Interest — TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. If any other affiliate of TD participates in this offering, that affiliate will also have a “conflict of interest” within the meaning of FINRA Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the PLUS, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the PLUS will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliate of ours is permitted to sell the PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

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We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the PLUS. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the PLUS after their initial sale. If a purchaser buys the PLUS from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.

Prohibition of sales in Canada and to Canadian residents:	The PLUS may not be offered, sold or otherwise made available directly or indirectly in Canada or to any resident of Canada.
Prohibition on sales to EEA retail investors:
The PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”), for offering or selling the PLUS or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the PLUS or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition on sales to United Kingdom retail investors:
The PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the PLUS or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the PLUS or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

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